Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No.’s 333-126743, 333-140066 and 333-153672 on Form S-8 of our report dated September 30, 2009, relating to the consolidated financial statements of Diamond Foods, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting principles), and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2009.
/s/ Deloitte & Touche LLP
San Francisco, California
September 30, 2009